Exhibit 3.1

ARTICLES OF AMENDMENT TO
THE SECOND ARTICLES OF AMENDMENT AND RESTATEMENT OF
NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.
NorthStar/RXR New York Metro Real Estate, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the existing definition of Independent Director in Article IV of the Charter in its entirety and substituting in lieu thereof the following definition to read as follows:
“Independent Director. The term “Independent Director” shall mean a Director who is not associated and has not been associated within the last two years, directly or indirectly, with the Sponsor or the Advisor by virtue of (i) ownership of an interest in the Sponsor, the Advisor or any of their Affiliates, (ii) employment by the Sponsor, the Advisor or any of their Affiliates, (iii) service as an officer or director of the Sponsor, the Advisor or any of their Affiliates, (iv) performance of services, other than as a Director, for the Corporation, (v) service as a director or trustee for more than three REITs organized by the Sponsor or advised by the Advisor, or (vi) maintenance of a material business or professional relationship with the Sponsor, the Advisor or any of their Affiliates. For purposes of determining whether a business or professional relationship is material, the gross revenue derived by the Director from the Sponsor, the Advisor and their Affiliates shall be deemed material per se if it exceeds five percent of either the Director’s annual gross revenue, derived from all sources, during either of the last two years or the Director’s net worth on a fair market value basis. An indirect relationship shall include circumstances in which a Director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with the Sponsor, the Advisor, any of their Affiliates or the Corporation.”
SECOND: The amendment to the Charter as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation entitled to vote thereon as required by law.
THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
FOURTH: Except as amended hereby, the rest and remainder of the Charter shall be and remains in full force and effect.
IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and President and attested to by its General Counsel and Secretary on this 26th day of June, 2017.

ATTEST:	NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.
By: /s/ Ann B. Harrington	By: /s/ Daniel R. Gilbert
Ann B. Harrington	Daniel R. Gilbert
General Counsel and Secretary	Chief Executive Officer and President